Filed Pursuant to Rule 424(b)(2)
Registration No. 333-170794

Prospectus Supplement dated May 16, 2013

(to Prospectus dated May 1, 2013)

Chase Issuance Trust

Issuing Entity

Chase Bank USA, National Association

Sponsor, Depositor, Originator, Administrator and Servicer

CHASEseries

$400,000,000 Class A(2013-5) Notes

The issuing entity will issue and sell:	Class A(2013-5) Notes
Principal amount	$400,000,000
Interest rate	0.47% per annum
Interest payment dates	15th day of each month, beginning June 17, 2013
Scheduled principal payment date	May 15, 2015
Legal maturity date	May 15, 2017
Expected issuance date	May 23, 2013
Price to public	$399,995,760 (or 99.99894%)
Underwriting discount	$900,000 (or 0.22500%)
Proceeds to the issuing entity	$399,095,760 (or 99.77394%)

The Class A(2013-5) notes are a tranche of the Class A notes of the CHASEseries.

For a description of how the interest rate for the Class A(2013-5) notes is determined see “Transaction Summary” in this prospectus supplement and “Summary—Interest” in the accompanying prospectus.

The assets of the issuing entity include:

•	Credit card receivables that arise in certain revolving credit card accounts owned by Chase Bank USA, National Association;
•	The collateral certificate, Series 2002-CC, issued by the First USA Credit Card Master Trust; and
•	The collection account, the excess funding account and any other supplemental accounts, including the interest funding account and the principal funding account.

The assets of the issuing entity may include in the future:

•	One or more additional collateral certificates issued by credit card master trusts or other securitization special purpose entities whose assets consist primarily of credit card receivables arising in revolving credit card accounts owned by Chase Bank USA, National Association or by one of its affiliates; and
•	Additional credit card receivables that arise in revolving credit card accounts owned by Chase Bank USA, National Association or by one of its affiliates.

Enhancement for the Class A(2013-5) notes is provided in the form of outstanding subordinated notes as described in “Transaction Summary” in this prospectus supplement and in “Summary—Subordination, Credit Enhancement” in the accompanying prospectus.

Neither the SEC nor any state securities commission has approved the Class A(2013-5) notes or determined that this prospectus supplement or the accompanying prospectus is truthful, accurate or complete. Any representation to the contrary is a criminal offense.

Underwriters

J.P. Morgan
Barclays
RBS

You should consider the discussion under “Risk Factors” beginning on page 11 of the accompanying prospectus and page S-1 of this prospectus supplement before you purchase any notes.

The notes are obligations of the issuing entity only and are not interests in or obligations of Chase Bank USA, National Association, any of its affiliates or any other person or entity.

The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

Page
Recent Developments	S-3

Underwriting	S-4

Annex I Other Outstanding Classes and Tranches	A-I-1

Annex II Outstanding First USA Master Trust Series	A-II-1

i

Important Notice about Information Presented in this

Prospectus Supplement and the Accompanying Prospectus

We provide information to you about the CHASEseries notes in two separate documents that progressively provide more detail: (a) this prospectus supplement, which will describe the specific terms of the Class A(2013-5) notes and (b) the accompanying prospectus, which provides specific information about the CHASEseries notes and general information about all of the notes that may be issued by the issuing entity, some of which may not apply to the Class A(2013-5) notes, and financial and other information about the issuing entity’s assets.

This prospectus supplement may be used to offer and sell the Class A(2013-5) notes only if accompanied by the prospectus.

This prospectus supplement may supplement disclosure in the accompanying prospectus. If the terms of the Class A(2013-5) notes vary between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information provided in this prospectus supplement and the accompanying prospectus including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the Class A(2013-5) notes in any state where the offer is not permitted. We do not claim the accuracy of the information in this prospectus supplement or the accompanying prospectus as of any date other than the dates stated on their respective covers.

We include cross-references in this prospectus supplement and in the accompanying prospectus to captions in these materials where you can find further related discussions. The Table of Contents in this prospectus supplement and in the accompanying prospectus provide the pages on which these captions are located.

ii

Transaction Summary

Issuing Entity:	Chase Issuance Trust

Sponsor, Depositor, Originator, Administrator and Servicer:	Chase Bank USA, National Association or “Chase USA”

Owner Trustee:	Wilmington Trust Company

Indenture Trustee and Collateral Agent:	Wells Fargo Bank, National Association

Expected Issuance Date:	May 23, 2013

Annual Servicing Fee:	1.5%

Clearance and Settlement:	DTC/Clearstream/Euroclear

Trust Assets:	The First USA Master Trust collateral certificate, receivables originated in MasterCard® and VISA® accounts, including recoveries on charged-off receivables and interchange

Notes Offered by this Prospectus Supplement:	Class A(2013-5)

Principal Amount:	$400,000,000

Enhancement:	subordination of the Class B notes and the Class C notes

Class A Required Subordinated Amount of Class C Notes:	8.13953% of the adjusted outstanding dollar principal amount of the Class A(2013-5) notes

Class A Required Subordinated Amount of Class B Notes:	8.13953% of the adjusted outstanding dollar principal amount of the Class A(2013-5) notes

Aggregate Outstanding Dollar Principal Amount of CHASEseries notes on Expected Issuance Date (including the Class A(2013-5) notes):*	$31,940,000,000

Aggregate Outstanding Dollar Principal Amount of Class A notes on Expected Issuance Date (including the Class A(2013-5) notes):*	$25,595,000,000

Aggregate Outstanding Dollar Principal Amount of Class B notes on Expected Issuance Date:	$3,045,000,000

Aggregate Outstanding Dollar Principal Amount of Class C notes on Expected Issuance Date:	$3,300,000,000

Interest Rate:	0.47% per annum

Interest Accrual Method:	30/360

Interest Payment Dates:	monthly on the 15th (unless the 15th is not a business day, in which case it will be the next business day)

First Interest Payment Date:	June 17, 2013

Scheduled Commencement of Accumulation Period:	May 1, 2014

Scheduled Principal Payment Date:	May 15, 2015

Legal Maturity Date:	May 15, 2017

Price to Public:	$399,995,760 (or 99.99894%)

Underwriting Discount:	$900,000 (or 0.22500%)

Net proceeds from the sale of the Class A(2013-5) notes net of estimated expenses:	$398,914,760 (or 99.72869%)

CUSIP/ISIN:	161571FX7 / US161571FX70

*	Includes the Class A (2013-4) notes expected to be issued on May 23, 2013.

iii

Risk Factors

The following sentence supplements the risk factor included in the accompanying prospectus with the heading “Regulatory action could cause delays or reductions in payment of your notes to occur.”

Chase USA expects heightened scrutiny by its regulators of its compliance with new and existing regulations, and expects that regulators will more frequently bring formal enforcement actions for violations of law rather than resolving those violations through informal supervisory processes.

Use of Proceeds

The proceeds from the sale of the Class A(2013-5) notes offered by this prospectus supplement will be used to make deposits to the Class C reserve subaccounts for outstanding Class C notes in an aggregate amount of $6,000,000 and the remaining proceeds, in the amount of $393,095,760 before deduction of issuance expenses, will be paid to Chase USA. The estimated expenses are $181,000. Therefore, the proceeds, net of the deposits to the Class C reserve subaccounts and issuance expenses, will be approximately $392,914,760. Chase USA will use the remaining net proceeds for its general corporate purposes.

Recent Developments

On May 9, 2013, the Attorney General of California filed a civil action against JPMorgan Chase & Co., Chase USA and Chase BankCard Services, Inc. alleging violations of California law relating to the use of sworn documents in various stages of the debt collection process, including but not limited to sworn documents submitted in connection with collection litigation and in support of debt sales. This civil action is at an early stage, and Chase USA does not currently expect that the litigation will adversely affect the payment of principal or interest by the issuing entity on its notes.

Underwriting

Subject to the terms and conditions of the underwriting agreement for the offered notes, the issuing entity has agreed to sell to each of the underwriters named below, and each of those underwriters has severally agreed to purchase, the principal amount of the offered notes opposite its name:

Underwriters	Principal Amount
J.P. Morgan Securities LLC	$133,334,000
Barclays Capital Inc.	133,333,000
RBS Securities Inc.	133,333,000

Total	$400,000,000

The several underwriters have agreed, subject to the terms and conditions of the underwriting agreement, to purchase all $400,000,000 aggregate principal amount of the offered notes if any of the offered notes are not purchased.

The underwriters have advised the issuing entity that the several underwriters propose initially to offer the offered notes to the public at the public offering price on the cover page of this prospectus supplement, and to certain dealers at that public offering price less a concession not in excess of 0.13500% of the principal amount of the offered notes. The underwriters may allow, and those dealers may reallow to other dealers, a concession not in excess of 0.06750% of the principal amount.

After the public offering, the public offering price and other selling terms may be changed by the underwriters.

Each underwriter of the offered notes has represented and agreed that:

•

it has complied and will comply with all applicable provisions of the Financial Services and Markets Act 2000 with respect to anything done by it in relation to the offered notes in, from or otherwise involving the United Kingdom; and

•

it has only communicated or caused to be communicated and it will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000) received by it in connection with the issue or sale of any offered notes in circumstances in which section 21(1) of the Financial Services and Markets Act 2000 does not apply to the issuing entity.

In connection with the sale of the offered notes, the underwriters may engage in:

•	over-allotments, in which members of the syndicate selling the offered notes sell more notes than the issuing entity actually sold to the syndicate, creating a syndicate short position;

•	stabilizing transactions, in which purchases and sales of the offered notes may be made by the members of the selling syndicate at prices that do not exceed a specified maximum;

•

syndicate covering transactions, in which members of the selling syndicate purchase the offered notes in the open market after the distribution has been completed in order to cover syndicate short positions; and

•

penalty bids, by which the underwriter reclaims a selling concession from a syndicate member when any of the offered notes originally sold by that syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered notes to be higher than it would otherwise be. These transactions, if commenced, may be discontinued at any time.

The issuing entity and Chase USA will, jointly and severally, indemnify the underwriters against certain liabilities, including liabilities under applicable securities laws, or contribute to payments the underwriters may be required to make in respect of those liabilities. The issuing entity’s obligation to indemnify the underwriters will be limited to available finance charge collections after making all required payments and required deposits under the indenture.

The issuing entity will receive proceeds of $399,095,760 from the sale of the offered notes. This amount represents 99.77394% of the principal amount of those notes and is net of the underwriting discount of $900,000. The underwriting discount represents 0.22500% of the principal amount of those notes. Deposits will be made to Class C reserve subaccounts for outstanding Class C notes in an aggregate amount of $6,000,000. The issuing entity will pay these proceeds to Chase USA which will use the proceeds as described in “Use of Proceeds” in this prospectus supplement. Additional issuance expenses are estimated to be $181,000.

J.P. Morgan Securities LLC is a wholly owned subsidiary of JPMorgan Chase & Co. and an affiliate of Chase USA and of JPMorgan Chase Bank, National Association.

Annex I

Other Outstanding Classes and Tranches

The following classes and tranches of CHASEseries notes are expected to be outstanding on the issuance date. The information provided in this Annex I is an integral part of the prospectus supplement.

CHASEseries

Class A	Issuance Date	Nominal Liquidation Amount	Note Interest Rate	Scheduled Principal Payment Date	Legal Maturity Date
Class A(2003-8)	September 16, 2003	$525,000,000	One Month LIBOR + 0.25%	September 16, 2013	May 16, 2016
Class A(2004-3)	May 12, 2004	$675,000,000	One Month LIBOR + 0.17%	June 16, 2014	February 15, 2017
Class A(2006-2)	February 22, 2006	$425,000,000	5.16%	February 16, 2016	April 16, 2018
Class A(2006-6)	October 30, 2006	$200,000,000	One Month LIBOR + 0.03%	October 15, 2015	December 15, 2017
Class A(2006-8)	December 18, 2006	$500,000,000	One Month LIBOR + 0.06%	December 16, 2013	February 16, 2016
Class A(2007-2)	February 21, 2007	$400,000,000	One Month LIBOR + 0.05%	February 15, 2017	April 15, 2019
Class A(2007-3)	February 15, 2007	$450,000,000	5.23%	February 15, 2017	April 15, 2019
Class A(2007-5)	April 11, 2007/ April 26, 2007/ May 22, 2007	$470,000,000	One Month LIBOR + 0.04%	March 15, 2017	March 15, 2019
Class A(2007-7)	May 9, 2007	$215,000,000	One Month LIBOR + 0.02%	June 16, 2014	June 15, 2017
Class A(2007-8)	May 30, 2007	$200,000,000	One Month LIBOR + 0.02%	March 16, 2015	March 15, 2017
Class A(2007-12)	August 1, 2007	$405,000,000	One Month LIBOR + 0.05%	August 15, 2017	August 15, 2019
Class A(2008-2)	February 20, 2008	$1,035,000,000	One Month LIBOR + 0.90%	February 17, 2015	February 15, 2017
Class A(2008-3)	March 17, 2008/ April 1, 2008	$910,000,000	One Month LIBOR + 1.10%	March 17, 2014	March 15, 2016
Class A(2008-8)	May 16, 2008	$800,000,000	One Month LIBOR + 1.20%	May 15, 2015	May 15, 2017
Class A(2008-10)	June 13, 2008	$1,250,000,000	One Month LIBOR + 0.75%	August 15, 2013	August 17, 2015
Class A(2008-11)	July 30, 2008	$400,000,000	5.40%	July 15, 2013	July 15, 2015
Class A(2008-12)	August 15, 2008	$570,000,000	One Month LIBOR + 1.30%	August 15, 2013	August 17, 2015
Class A(2008-13)	September 16, 2008	$565,000,000	Three Month LIBOR + 1.50%	September 16, 2013	September 15, 2015
Class A(2008-14)	September 30, 2008	$250,000,000	One Month LIBOR + 1.60%	October 15, 2013	October 15, 2015
Class A(2011-3)	December 28, 2011	$775,000,000	One Month LIBOR + 0.12%	December 16, 2013	December 15, 2015
Class A(2012-1)	May 22, 2012	$1,600,000,000	One Month LIBOR + 0.10%	May 15, 2014	May 16, 2016
Class A(2012-2)	June 5, 2012	$750,000,000	One Month LIBOR + 0.27%	May 15, 2017	May 15, 2019
Class A(2012-3)	June 18, 2012	$1,500,000,000	0.79%	June 15, 2015	June 15, 2017
Class A(2012-4)	July 26, 2012	$1,500,000,000	1.58%	August 15, 2019	August 16, 2021
Class A(2012-5)	September 13, 2012	$1,150,000,000	0.59%	August 17, 2015	August 15, 2017
Class A(2012-6)	September 13, 2012	$700,000,000	One Month LIBOR + 0.13%	August 17, 2015	August 15, 2017
Class A(2012-7)	October 9, 2012	$750,000,000	2.16%	September 15, 2022	September 16, 2024
Class A(2012-8)	November 21, 2012/ December 13, 2012	$1,600,000,000	0.54%	October 15, 2015	October 16, 2017
Class A(2012-9)	November 21, 2012	$350,000,000	One Month LIBOR + 0.15%	October 15, 2015	October 16, 2017
Class A(2012-10)	December 21, 2012	$900,000,000	One Month LIBOR + 0.26%	December 15, 2017	December 16, 2019
Class A(2013-1)	February 21, 2013	$750,000,000	1.30%	February 15, 2018	February 18, 2020
Class A(2013-2)	February 26, 2013	$1,150,000,000	One Month LIBOR + 0.10%	February 17, 2015	February 15, 2017
Class A(2013-3)	April 19, 2013	$625,000,000	One Month LIBOR + 0.28%	April 16, 2018	April 15, 2020
Class A(2013-4)*	May 23, 2013	$850,000,000	One Month LIBOR + 0.10%	May 15, 2015	May 15, 2017

*	Expected to be issued on May 23, 2013.

A-I-1

Class B	Issuance Date	Nominal Liquidation Amount	Note Interest Rate	Scheduled Principal Payment Date	Legal Maturity Date
Class B(2005-5)	October 28, 2005	$325,000,000	One Month LIBOR + 0.22%	January 15, 2014	March 15, 2016
Class B(2007-1)	February 21, 2007	$515,000,000	One Month LIBOR + 0.25%	February 15, 2017	April 15, 2019
Class B(2010-2)	May 26, 2010	$380,000,000	One Month LIBOR + 0.78%	December 16, 2013	December 15, 2015
Class B(2010-3)	May 26, 2010	$75,000,000	One Month LIBOR + 0.96%	August 15, 2017	August 15, 2019
Class B(2012-1)	May 23, 2012	$750,000,000	One Month LIBOR + 0.55%	May 15, 2015	May 15, 2017
Class B(2012-2)	September 13, 2012	$1,000,000,000	One Month LIBOR + 0.61%	September 15, 2017	September 16, 2019

Class C	Issuance Date	Nominal Liquidation Amount	Note Interest Rate	Scheduled Principal Payment Date	Legal Maturity Date
Class C(2003-3)	June 18, 2003	$400,000,000	4.77%	June 17, 2013	February 16, 2016
Class C(2004-2)	June 30, 2004	$165,000,000	One Month LIBOR + 0.80%	June 16, 2014	February 15, 2017
Class C(2007-1)	February 21, 2007	$405,000,000	One Month LIBOR + 0.46%	February 15, 2017	April 15, 2019
Class C(2010-2)	May 26, 2010	$505,000,000	One Month LIBOR + 1.40%	December 16, 2013	December 15, 2015
Class C(2010-3)	May 26, 2010	$75,000,000	One Month LIBOR + 1.60%	August 15, 2017	August 15, 2019
Class C(2012-1)	May 23, 2012	$750,000,000	One Month LIBOR + 0.96%	May 15, 2015	May 15, 2017
Class C(2012-2)	September 13, 2012	$1,000,000,000	One Month LIBOR + 0.96%	September 15, 2017	September 16, 2019

A-I-2

Annex II

Outstanding First USA Master Trust Series

The following First USA Master Trust series is expected to be outstanding with the invested amount set forth below on the issuance date. The information provided in this Annex II is an integral part of the prospectus supplement.

Outstanding First USA Master Trust Series:

Series/Class	Issuance Date	Invested Amount	Certificate Rate	Scheduled Payment Date	Termination Date
1. Series 2002-CC	May 1, 2002	$38,100,000

A-II-1

CHASE ISSUANCE TRUST

Issuing Entity

CHASEseries

$400,000,000

Class A(2013-5) Notes

CHASE BANK USA, NATIONAL ASSOCIATION

Sponsor, Depositor, Originator, Administrator and Servicer

PROSPECTUS SUPPLEMENT

Underwriters

J.P. Morgan

Barclays

RBS

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information.

We are not offering the CHASEseries notes in any state where the offer is not permitted.

We do not claim the accuracy of the information in this prospectus supplement and the accompanying prospectus as of any date other than the dates stated on their respective covers.

Dealers will deliver a prospectus supplement and accompanying prospectus when acting as underwriters of the notes and with respect to their unsold allotments or subscriptions. In addition, all dealers selling the notes will deliver a prospectus supplement and accompanying prospectus until August 14, 2013.